Exhibit 99.01

KANA Software Sets December 1, 2009 for Annual Meeting

Menlo Park, CA, June 25, 2009 – KANA Software, Inc. (OTCBB: KANA.OB), a world leader in multi-channel customer service, today announced that the date for the company’s 2009 Annual Meeting of Stockholders has been changed. The meeting, previously scheduled for July 15, 2009, is now to be held on December 1, 2009, at 10:00 a.m., Pacific Time, at the offices of Fenwick & West LLP, 801 California Street, Mountain View, California. KANA will establish, and announce, a record date for the meeting at a future date.

About KANA

KANA is a world leader in multi-channel customer service. KANA’s integrated solutions allow companies to deliver consistent, managed service across all channels, including email, chat, call centers and Web self-service, so customers have the freedom to choose the service they want, how and when they want it. KANA’s clients report double-digit increases in customer satisfaction, while reducing call volumes by an average of 20 percent. KANA’s award-winning solutions are proven in more than 600 companies worldwide, including approximately half of the world’s largest 100 companies. For more information visit www.KANA.com.

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

Investors

KANA Software

650-614-8160

InvestorRelations@KANA.com

Press/Media

New Venture Communications for KANA

Ted Rossman, 914-432-7083

trossman@newventurecom.com

Lauren Dresnick, 650-343-2735

ldresnick@newventurecom.com